SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                 FORM 8-A/A
                              AMENDMENT NO. 1


               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12 (g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


                             MOBIL CORPORATION
             (Exact name of registrant as specified in its charter)


              Delaware                                13-2850309
      (State of incorporation)            (I.R.S. employer identification
                                                        number)

            3225 Gallows Road                          20037-0001
            Fairfax, Virginia                          (Zip Code)
     (Address of principal executive
                offices)


        Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class                 Name of each exchange on which
         to be so registered                 each class is to be registered

         Rights to Purchase                      New York Stock Exchange
    Series A Junior Participating
       Preferred Stock

       Securities to be registered pursuant to Section 12(g) of the Act:

                                    None

                              (Title of Class)




      ITEM 1.  DESCRIPTION OF SECURITIES TO BE REGISTERED.

      Mobil Corporation (the "Company") and Mellon Bank, N.A. (the "Rights Agent") entered into an Amendment to the Rights Agreement dated as of December 1, 1998 (the "Amendment to Rights Agreement") amending the Rights Agreement (the "Rights Agreement") between the Company and Mellon Bank, N.A., dated as of December 15, 1995, in order to, among other things, (i) amend Section 1(a) of the Rights Agreement to provide that neither Exxon Corporation, a New Jersey corporation ("Exxon"), nor any of its Affiliates (as defined in the Rights Agreement) will become an Acquiring Person (as defined in the Rights Agreement) as a result of the execution of the Merger Agreement or Option Agreement (each as defined in the Amendment to Rights Agreement) or consummation of the transactions contemplated thereby and
(ii) amend Section 7(a) of the Rights Agreement to insert "or (iv) the Effective Time of the Merger" after the existing clause (iii).

      A copy of the Amendment to Rights Agreement is attached hereto as
Exhibit 1 and is incorporated herein by reference. The foregoing description of the Amendment to Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Amendment to Rights Agreement.

      ITEM 2.  EXHIBITS

               1. Amendment to Rights Agreement, dated as of December 1, 1998, between Mobil Corporation and Mellon Bank, N.A., as Rights Agent.




                                 SIGNATURE


      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated as of: December 3, 1998


                                 MOBIL CORPORATION


                                 By: /s/ Samuel H. Gillespie III
                                     ----------------------------------
                                      Name:  Samuel H. Gillespie III
                                      Title: Senior Vice President and
                                               General Counsel




                        INDEX OF EXHIBITS


Exhibit No.      Description
-----------      -----------

   1. Amendment to Rights Agreement, dated as of December 1, 1998, between Mobil Corporation and Mellon Bank, N.A., as Rights Agent.